Exhibit 99.1

Milacron Intends To Privately Place
$225 Million in Senior Secured Notes

CINCINNATI, OHIO, April 26, 2004... Milacron Inc. (NYSE: MZ) today announced its intention to offer $225 million principal amount of Senior Secured Notes in a private placement to qualified purchasers pursuant to Rule 144A, subject to market and other conditions. The company intends to use the proceeds of this issuance to repay or otherwise retire indebtedness, including a $75 million term loan and Milacron Capital Holdings B.V.'s outstanding €115 million 7-5/8% Guaranteed Bonds due 2005, for which Milacron expects to launch a tender offer on April 27, as explained in a separate release also issued today.

The notes to be offered in the private offering discussed in this press release will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The notes will not be registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell, a solicitation of an offer to buy, an offer to purchase, or a solicitation of an offer to sell, any securities.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-K on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).